                                                                     EXHIBIT 4.4


                         THE COLONIAL BANCGROUP, INC.

                             AMENDED AND RESTATED
             DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
                             DATED APRIL 18, 2001


1.   PARTICIPATION.
     -------------

     All record owners of The Colonial BancGroup, Inc. ("BancGroup"), Common Stock, par value $2.50 per share ("Common Stock") may participate in the BancGroup Dividend Reinvestment and Common Stock Purchase Plan ("Plan"). Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker or a bank nominee) must become owners of record by having the number of shares as to which they wish to participate transferred into their names or make appropriate arrangements with the nominee or other record owner of such shares.

     Under the Plan cash dividends on all or less than all shares of Common Stock registered in a participant's name may be reinvested in additional Common Stock. Participants also may make optional cash payments from $10.00 to $120,000 per year at any time after the participant begins his or her participation in the Plan, provided participants are also participating in the dividend reinvestment portion of the Plan.

2.   ENROLLMENT.
     ----------

     Any record owner of Common Stock may enroll in the plan by signing and returning the Plan Authorization Card at any time prior to the record date for the next dividend payment. Reinvestment of dividends will begin with the next dividend payment subsequent to receipt of the Authorization Card.

     The Authorization Card appoints BancGroup, or its duly authorized agent, as agent for each participant and directs BancGroup to apply cash dividends as directed by the participant, and any optional cash payment the participant might make, to the purchase of additional shares of Common Stock in accordance with the terms of the Plan.

3.   CASH DIVIDEND REINVESTMENT.
     --------------------------

     Participants may have cash dividends paid on all shares of Common Stock registered in their names automatically reinvested in additional shares of Common Stock at a price equal to 100 percent of the market price average, as defined in Section 6 below. Participants may also have dividends on less than all of the shares registered in their names automatically reinvested at a price equal to 100 percent of the market price average and continue to receive the remainder of their cash dividends. In either case, participants may make optional cash payments for investment in additional shares of Common Stock at a price equal to 100 percent of the market price average. No commission, service charge or management fee is paid by a participant in connection with purchases under the Plan.

4.   OPTIONAL CASH PAYMENTS.
     ----------------------

     Record owners of Common Stock who have chosen to participate in the dividend reinvestment aspect of the Plan may also make optional cash payments in the amounts specified in Section 1 above. Optional cash payments received from a participant not later than three days before an Optional Acquisition Date (as defined below) will be applied to the purchase of additional shares of Common Stock on the next occurring Optional Acquisition Date. The "Optional Acquisition Date" will be the first business day of each month. Such purchases will be made at market prices (using a weighted averaging system as described in Section 6 below) if bought on the open market or at 100 percent of the Market Price Average (as defined below) if bought from BancGroup. Interest will not be paid on optional cash payments. Any amount received as an optional cash payment will be returned by mail to the participant if BancGroup receives written notice requesting such return at least 48 hours prior to the next Optional Acquisition Date. At the discretion of the Plan administrators, participants may be allowed to make optional cash payments through automatic account drafts or by similar means.

5.   SHARES SUBJECT TO PLAN.
     ----------------------

     All reinvested dividends and optional cash payments under the Plan will be used to acquire authorized and previously unissued Common Stock, or shares of Common Stock held by BancGroup as treasury stock, or shares of Common Stock purchased for Plan participants in the open market, or a combination of the foregoing.

6.   PURCHASES OF STOCK.
     ------------------

     The purchase price per share of shares acquired from BancGroup under the Plan with reinvested dividends or optional cash payments on any dividend payment date or Optional Acquisition Date will be the Market Price Average. The "Market Price Average" will be 100 percent of the average of the daily closing prices of BancGroup's Common Stock reported by the New York Stock Exchange ("NYSE") for the period of five trading days immediately preceding either the dividend payment date or the Optional Acquisition Date, as applicable. No shares will be sold by BancGroup to participants in the Plan at less than the par value of such shares.

     The purchase price per share of shares purchased with reinvested dividends or optional cash payments in the open market will be the weighted average price of the Common Stock purchased in the open market for all Plan participants in respect of a particular dividend payment date or a particular Optional Acquisition Date, as applicable. Dividend reinvestment amounts will be invested once each quarter on the dividend payment date for that quarter. Optional cash payments will be invested once each month on the first business day of each month.

     The number of shares purchased for a participant depends on the amount of a participant's dividend and the amounts of optional cash payments, if any, and the purchase price per share.

     The participant's account, maintained by BancGroup, or by any duly appointed agent of BancGroup, will be credited with the number of shares, including fractional shares computed to three decimal places, equal to the sum of (1) the total amount of dividends to be reinvested divided by 100 percent of the applicable purchase price and (2) the total amount of any optional cash payments to be invested divided by 100 percent of the applicable purchase price. Shares purchased under the Plan will be credited to the participant's account but will not be registered in the participant's name nor will certificates be issued to the participant unless requested in writing or upon termination or withdrawal from the Plan. Dividends on a fractional interest in a share will be credited to the participant's account.

7.   COSTS.
     -----

     Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by BancGroup.

8.   REPORTS TO PARTICIPANTS.
     -----------------------

     BancGroup will furnish quarterly to each participant for whom a purchase was made a statement showing transactions in the participant's account since the preceding purchase. At the end of each year, BancGroup will report to each participant the dividends credited to his or her account for that year on the shares held for him or her and on the shares registered in his or her name. The number of shares credited to a participant's account will also be shown on the statement.

9.   CERTIFICATES.
     ------------

     Certificates for shares of Common Stock purchased under the Plan will not be issued to participants unless requested in writing. A participant may, from time to time, make written request of BancGroup to issue full shares in his or her name. The shares represented by that certificate will be withdrawn from the participant's account. Any remaining full shares and fractions of a share will continue to be credited to the participant's account. Certificates for fractions of a share will not be issued.

10.  VOTING OF SHARES.
     ----------------

     BancGroup will vote at shareholders' meetings any full shares credited to a participant's account in accordance with the proxies returned to BancGroup by the participant with respect to shares of Common Stock registered in the participant's name. Such shares will not be voted if no proxy is returned by the participant. If a participant submits a properly voted proxy without instructions as to how to vote, then the participant's shares will be voted in accordance with the recommendation of the Board of Directors of BancGroup.

11.  STOCK DIVIDENDS AND STOCK SPLITS.
     --------------------------------

     Any stock dividends or stock splits distributed by BancGroup on shares credited to the account of a participant under the Plan will be credited to the participant's account. Stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

12.  RIGHTS OFFERINGS
     ----------------

     If a participant is entitled to participate in a rights offering, his or her entitlement will be based upon the participant's total holdings, including the shares of Common Stock credited to him or her under the Plan. Rights certificates will, however, be issued for the number of whole shares only.

13.  TRANSFER OF RECORD SHARES.
     -------------------------

     Shares credited to the account of a participant under the Plan may not be sold, pledged or assigned without first requesting that a certificate for such shares be issued to the participant. If a participant has disposed of all shares registered in his or her name but continues to have shares credited to his or her account under the Plan, the participant's participation in the Plan will be terminated, and certificates (or cash for fractional shares) will be distributed in accordance with Section 15 hereof. If a participant disposes of only a portion of the shares registered in his or her name BancGroup will continue to reinvest dividends on the remaining shares. If a participant who is reinvesting cash dividends on a portion of the shares registered in his or her name disposes of some but not all of those shares, BancGroup will continue to reinvest the dividends on the remainder of the shares up to the number of shares originally authorized.

14.  CHANGING INVESTMENT OPTION.
     --------------------------

     A participant may change his or her investment option at any time by signing a new Authorization Card and returning it to BancGroup. A change in investment option will be effective for the next dividend payment date if the Authorization Card is received prior to the dividend record date.

15.  TERMINATION OF ACCOUNT.
     ----------------------

     A participant may terminate his or her account at any time by notifying BancGroup of such desire in writing. Any such notice received subsequent to the record date for a dividend shall not be effective until dividends have been reinvested and credited to his or her account. Optional cash payments sent to BancGroup may be withdrawn if a written notice of withdrawal is received by BancGroup at least 48 hours prior to the next Optional Acquisition Date.

     Within a reasonable time after termination, a certificate for the stock purchased and credited to the participant's account under the Plan will be issued and delivered to the participant for all full shares. Any fractional interest in a share will be converted to cash at the then current market value. Alternatively, the participant may elect to receive a check for the proceeds from the sale of all shares purchased and credited to the participant's account, including any fractional share, less any brokerage fees or commissions and any applicable transfer tax. The sale will be made as soon as possible after receipt of the notification of termination.

16.  AMENDMENT AND TERMINATION OF THE PLAN.
     -------------------------------------

     Notwithstanding any other provision of the Plan, the Board of Directors of BancGroup or any designated committee thereof reserves the right to amend, suspend, modify or terminate the Plan at any time. All participants will receive notice of any such amendments, suspensions or modifications. Upon a termination of the Plan any uninvested optional cash payments will be returned; certificates for full shares credited to a participant's account under the Plan will be issued to the participant, and payment will be made in cash for any fractional share credited to a participant's account.

17.  TAXES.
     -----

     The reinvestment of dividends does not relieve the participant of any taxes which may be payable on such dividends.

18.  NOT A BANK ACCOUNT.
     ------------------

     The participant shall have no right to draw checks or drafts against his or her account.

19.  DUTIES AND RESPONSIBILITIES.
     ---------------------------

     BancGroup shall not have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to this Plan, nor shall BancGroup have any duties, responsibilities or liabilities except such as are expressly set forth herein. BancGroup shall not be liable hereunder for any act done in good faith, or any good faith omission to act, including, without limitation, any claims of liability (a) with respect to the time or prices at which shares are purchased or sold for a participant's account, or any inability to purchase or sell shares, for any reason, (b) for any fluctuation in the market value after purchase or sale of shares, or (c) arising out of failure to terminate the participant's account upon such participant's death prior to receipt of notice in writing of such death.

20.  GOVERNING LAW.
     -------------

     This Plan is governed by the laws of the State of Alabama.